Contact:  Troy D. Cook
Executive Vice President &
Chief Financial Officer
913-327-3109

NPC International, Inc. Reports Second Quarter 2010 Results

Overland Park, Kansas, (August 6, 2010) - NPC International, Inc. (the “Company”), today reported results for its second fiscal quarter ended June 29, 2010.

SECOND QUARTER HIGHLIGHTS:

•	Comparable store sales increased 10.4% rolling over a decrease of -12.6% last year.
•	Free Cash Flow (reconciliation attached) of $14.1MM was $7.8MM or 125% greater than last year.
•	Adjusted EBITDA (reconciliation attached) of $25.7MM was comparable with last year.
•	Net income of $5.1MM was $1.8MM or 53% greater than last year.
•	Cash balances increased to $26.8MM from $12.7MM last quarter and debt remained unchanged.

YEAR-TO-DATE HIGHLIGHTS:

•	Comparable store sales from continuing operations increased 10.3% rolling over a decrease of -8.8% last year.
•	Free Cash Flow (reconciliation attached) of $41.4MM was $16.4MM or 66% greater than last year.
•	Adjusted EBITDA from continuing operations (reconciliation attached) of $58.1MM increased by $2.6MM or 5% from last year.
•	Income from continuing operations of $14.6MM was $5.2MM or 55% greater than last year.
•	Debt has been reduced by $31.3MM and cash balances have increased by $12.1MM from last fiscal year end.
•
Our leverage ratio declined to 4.11X Consolidated EBITDA, as defined in our Credit Agreement, from 4.51X at last fiscal year end,  compared to our existing maximum leverage covenant of 4.75X.  Including the benefit of excess cash balances of $22.8MM, our leverage ratio would have improved to 3.88X.

The Company’s second quarter financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations are set forth in the Company’s Form 10-Q for the fiscal quarter ended June 29, 2010 which can be accessed at www.sec.gov.

NPC’s President and CEO Jim Schwartz said, “We maintained the exceptional sales momentum that we experienced in the first quarter this year with comparable store sales growth of 10.4% during our second quarter on the strength of our $10 Any Pizza promotion.

This promotion has resonated strongly with the consumer due in large part to the clarity of the message and the great value that it delivers to the consumer on their favorite abundantly topped Pizza Hut pizzas.

Our operators did an excellent job of controlling the business this quarter while confronting significant traffic increases and higher food costs associated with the lower selling price that accompanies the $10 Any Pizza promotion.  The results of these efforts are reflected in lower labor costs versus last year, despite the July 2009 minimum wage increase, and excellent cost controls in the other restaurant operating expense category.

We are pleased to report that our free cash flow generation has remained strong during the first half of fiscal 2010 at $41.4MM, an increase of $16.4MM or 66% over last year.  As a result, we have increased our cash balances by over $12 million from last fiscal year end while reducing debt by $31.3 million and improving our leverage ratio from 4.51X to 4.11X.  Including the benefit of our excess cash balances our leverage position at the end of the second quarter would have been 3.88X.

The pizza segment has led the restaurant category in terms of category share of traffic growth as the consumer has found great value in the pizza segment.  One of our on-going challenges will be balancing our value proposition with our cost structure, in a way that drives value and enhances profitability.  However, we are pleased with the results to date and we look forward to sharing our progress with you as fiscal 2010 plays out.”

CONFERENCE CALL INFORMATION:

The Company’s second quarter earnings conference call will be held Monday, August 9, 2010 at 9:30 am CDT. You can access this call by dialing 866-510-0712.  The international number is 617-597-5380. The access code for the call is 72484555.

Go to www.npcinternational.com and click on the Thomson Financial logo in the investor information section or go to www.earnings.com.

For those unable to participate live, a replay of the call will be available until August 16, 2010 by dialing 888-286-8010 or by dialing international at 617-801-6888.  The access code for the replay is 92746130.

A replay of the call will also be available at the Company’s website at www.npcinternational.com.

NPC International, Inc. is the world’s largest Pizza Hut franchisee and currently operates 1,143 Pizza Hut restaurants and delivery units in 28 states.

For more complete information regarding the Company’s financial position and results of operations, investors are encouraged to review the Company’s  quarterly financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations, incorporated into the Company’s Form 10-Q which can be accessed at www.sec.gov.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this news release that do not relate to historical or current facts constitute forward-looking statements. These include statements regarding our plans and expectations.  Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct.  NPC’s actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including lower than anticipated consumer discretionary spending; continued deterioration in general economic conditions; competition in the quick service restaurant market; adverse changes in food, labor and other costs; price inflation or deflation; and other factors. These risks and other risks are described in NPC’s filings with the Securities and Exchange Commission, including NPC’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained by contacting NPC. All forward-looking statements made in this news release are made as of the date hereof. NPC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. Investors are cautioned not to place undue reliance on any forward-looking statements.

NPC INTERNATIONAL, INC.
Consolidated Statements of Income
(Dollars in thousands)
(Unaudited)

	13 Weeks		13 Weeks
	Ended		Ended
	June 29, 2010		June 30, 2009

Net product sales	$235,955	100.0%	$214,336	100.0%
Fees and other income (1)	10,841	4.6%	9,477	4.4%
Total sales	246,796	104.6%	223,813	104.4%
Comparable store sales (net product sales only)	10.4%		-12.6%

Cost of sales (2)	71,919	30.5%	57,421	26.8%
Direct labor (3)	70,787	30.0%	65,304	30.5%
Other restaurant operating expenses (4)	74,578	31.6%	73,807	34.4%
General and administrative expenses	12,298	5.2%	12,092	5.6%
Corporate depreciation and amortization of intangibles	2,837	1.2%	2,933	1.3%
Other	426	0.2%	123	0.1%
Total costs and expenses	232,845	98.7%	211,680	98.7%
Operating income	13,951	5.9%	12,133	5.7%

Interest expense (5)	(7,349)	-3.1%	(7,819)	-3.7%
Income before income taxes	6,602	2.8%	4,314	2.0%
Income tax expense	1,482	0.6%	957	0.4%

Net income	$5,120	2.2%	$3,357	1.6%

Percentages are shown as a percent of net product sales.

Capital Expenditures	$4,718		$7,552
Cash Rent Expense	$12,665		$12,507

NPC INTERNATIONAL, INC.
Consolidated Statements of Income
(Dollars in thousands)
(Unaudited)

	26 Weeks		26 Weeks
	Ended		Ended
	June 29, 2010		June 30, 2009

Net product sales	$488,584	100.0%	$436,696	100.0%
Fees and other income (1)	22,668	4.6%	19,458	4.5%
Total sales	511,252	104.6%	456,154	104.5%
Comparable store sales (net product sales only)	10.3%		-8.8%

Cost of sales (2)	147,890	30.3%	116,951	26.8%
Direct labor (3)	145,674	29.8%	131,729	30.2%
Other restaurant operating expenses (4)	152,569	31.2%	147,963	33.9%
General and administrative expenses	24,444	5.0%	24,770	5.7%
Corporate depreciation and amortization of intangibles	5,676	1.2%	5,855	1.3%
Other	786	0.1%	765	0.2%
Total costs and expenses	477,039	97.6%	428,033	98.1%
Operating income	34,213	7.0%	28,121	6.4%

Interest expense (5)	(14,874)	-3.0%	(15,743)	-3.6%
Income before income taxes	19,339	4.0%	12,378	2.8%
Income tax expense	4,759	1.0%	2,999	0.7%

Income from continuing operations	14,580	3.0%	9,379	2.1%
Loss from discontinued operations	-	0.0%	(59)	0.0%
Net income	$14,580	3.0%	$9,320	2.1%

Percentages are shown as a percent of net product sales.

Capital Expenditures	$8,643		$14,755
Cash Rent Expense	$25,538		$24,950

(1)	Fees and other income increased due to increased delivery transactions.
(2)	Cost of sales, as a percentage of net product sales, increased primarily due to lower net pricing associated with the $10 Any Pizza promotion.
(3)
Direct labor, as a percentage of net product sales, decreased largely due to the benefit of sales leverage on fixed and semi-fixed costs, which more than offset the effect of the July 2009 minimum wage increase.

(4)	Other restaurant operating expenses, as a percentage of net product sales, decreased largely due to the benefit of sales leverage on fixed and semi-fixed costs.
(5)	Interest expense declined primarily due to lower average debt levels than the prior year.

Note:  The explanations above are abbreviated disclosures.  For complete disclosure see Management’s Discussion and Analysis in our Form 10-Q filed with the SEC.

NPC INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	June 29, 2010	December 29, 2009
Assets
Current assets:
Cash and cash equivalents	$26,814	$14,669
Other current assets	20,645	22,845
Total current assets	47,459	37,514

Facilities and equipment, net	152,859	164,413
Franchise rights, net	404,001	408,714
Other noncurrent assets	217,230	218,683
Total assets	$821,549	$829,324
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$1,190	$31,340
Other current liabilities	85,075	74,412
Total current liabilities	86,265	105,752

Long-term debt, less current portion	401,180	402,370
Other noncurrent liabilities	159,756	162,627
Total liabilities	647,201	670,749
Stockholders' equity	174,348	158,575
Total liabilities and stockholders' equity	$821,549	$829,324

NPC INTERNATIONAL, INC.
 Condensed Consolidated Statements of Cash Flows
 (Dollars in thousands)
(Unaudited)

	26 weeks Ended
	June 29, 2010	June 30, 2009
Operating activities
Net income	$14,580	$9,320
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	22,523	25,995
Amortization of debt issue costs	1,285	997
Deferred income taxes	(282)	480
Other adjustments	773	353
Changes in assets and liabilities, excluding acquisitions:
Assets	(302)	584
Liabilities	11,496	2,002
Net cash provided by operating activities	50,073	39,731
Investing activities
Capital expenditures	(8,643)	(14,755)
Net proceeds from sale of units	-	19,463
Purchase of business assets, net of cash acquired	-	(32,968)
Proceeds from sale or disposition of assets	2,081	640
Net cash used in investing activities	(6,562)	(27,620)
Financing activities
Net borrowings under revolving credit facility	-	2,000
Payments on term bank facilities	(31,340)	(17,094)
Proceeds from sale-leaseback transactions	-	3,793
Other	(26)	(21)
Net cash used in financing activities	(31,366)	(11,322)
Net change in cash and cash equivalents	12,145	789
Beginning cash and cash equivalents	14,669	5,327
Ending cash and cash equivalents	$26,814	$6,116

NPC INTERNATIONAL, INC.
Reconciliation of Non-GAAP Financial Measures
(in thousands)
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	June 29, 2010	June 30, 2009	June 29, 2010	June 30, 2009
Adjusted EBITDA:
Net income from continuing operations	$5,120	$3,357	$14,580	$9,379
Adjustments:
Interest expense	7,349	7,819	14,874	15,743
Income tax expense	1,482	957	4,759	2,999
Depreciation and amortization	11,100	13,031	22,523	25,985
Net facility impairment charges	437	100	844	251
Pre-opening expenses and other	224	362	508	1,086
Adjusted EBITDA from continuing operations	25,712	25,626	58,088	55,443
Adjusted EBITDA from discontinued operations	-	-	-	142
Adjusted EBITDA (1)	$25,712	$25,626	$58,088	$55,585

Free Cash Flow:
Net cash provided by operating activities	$18,792	$13,817	$50,073	$39,731
Less:
Capital expenditures	(4,718)	(7,552)	(8,643)	(14,755)
Free Cash Flow (2)	$14,074	$6,265	$41,430	$24,976

Unit Count Activity

	26 Weeks Ended
	June 29, 2010	June 30, 2009

Beginning of period	1,149	1,098
Developed	-	3
Acquired	-	105
Closed	(4)	(11)
Sold	-	(42)
End of period	1,145	1,153

Equivalent units, continuing operations(3)	1,146	1,141

(1) The Company defines Adjusted EBITDA as consolidated net income plus interest, income taxes, depreciation and amortization, facility impairment charges and pre-opening expenses. The Company has substantial interest expense relating to the financing of the acquisition of us in 2006 and substantial depreciation and amortization expense relating to the acquisition of us in 2006 and to our acquisition of units in recent years.  Management believes the elimination of these items, as well as taxes, pre-opening and other expenses and facility impairment charges give investors useful information to compare the performance of our core operations over different periods.  Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles.  Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation from, or as a substitute for analysis of, the Company’s financial information reported under generally accepted accounting principles.  Adjusted EBITDA, as defined above, may not be similar to EBITDA measures of other companies. The Company has included Adjusted EBITDA as a supplemental disclosure because management believes that Adjusted EBITDA provides investors a helpful measure for comparing the Company’s operating performance with the performance of other companies that have different financing and capital structures or tax rates.

(2) The Company defines Free Cash Flow as cash flows from operations less capital expenditures. Management believes that the free cash flow measure is important to investors to provide a measure of how much cash flow is available, after current changes in working capital and acquisition of property and equipment, to be used for working capital needs or for strategic opportunities, including servicing debt, making acquisitions, and making investments in the business.  It should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures.

 (3) Equivalent units represent the number of units open at the beginning of a given period, adjusted for units opened, closed, acquired or sold during the period on a weighted average basis.

7300 W 129th St
Overland Park, KS 66213